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                                                                    EXHIBIT 99.3

           FLIGHTSERV.COM CLOSES $2,651,000 FUNDING PLACED BY RICHMARK
                              CAPITAL CORPORATION


ATLANTA, GA AUGUST 31, 2000 - flightserv.com (AMEX:FSW) today announced that it has closed a private placement of shares through RichMark Capital Corporation providing proceeds to the company of $2,651,000 less placement fees of 7.5%. The private placement totaled 7,070,000 shares of common stock at $0.375 per share. The issue was oversubscribed.

The closing of the private placement represents the second in a series of strategic transactions approved by flightserv.com's Board of Directors that will provide a substantial cash infusion, new management leadership and acquisition of related businesses to strengthen flightserv's operations and permit continued development of the company's existing business.

Todd Bottorff, President of flightserv.com commented, " As reported in USA TODAY this week (www.usatoday.com/life/travel/business/2000/ltb116.htm), charter flights have not only become more attainable as a result of the Internet, but more affordable as well. The infusion of $2.6 million will significantly aid in the further development of flightserv's business as we continue to execute refocusing of the Company's strategy."

ABOUT FLIGHTSERV.COM

flightserv.com enables passengers to book individual seats on private jets between selected cities in the United States. Currently, the Company offers flights between New York's Teterboro Airport (located 7 miles from downtown Manhattan) and Atlanta's Dekalb-Peachtree Airport (located minutes from Atlanta's business district). For more information, please visit www.flightserv.com.


CONTACTS:
Todd Bottorff, flightserv.com
770-986-9791
tbottorff@flightserv.com

Mark White, RichMark Corporation
972-894-9040


Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals or objectives are forward-looking statements within the meaning of Section 21E of the Securities Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including those risks described in the Company's filings with the Securities and Exchange Commission, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.